EXHIBIT 10.7

LONG TERM PERFORMANCE INCENTIVE PLAN

Purpose:

To incent Executive Management and members of the Board of Directors to build long-term shareholder value.

Type:

The bank’s Long Term Performance Incentive Plan provides for the annual grant of stock options of the bank’s common stock to executive management and members of the board of directors subject to the achievement of the bank’s annual business plan.  The program incorporates incentive stock options (ISO’s) as well as non-qualified stock options (NSO’s) for management while using NSO’s for non-employee directors.

The participants and the amount of the annual grants are as follows:

Participants	Annual Grant (Shares)*

Board of Directors (2000 Each)	20,000
CEO	10,000
EVP’s (8,500 each)	17,000
SVP’s (7000 each)	21,000

68,000

Board members will receive additional options based upon superior achievement of the bank’s annual business plan according to the schedule below:

Business Plan	Additional	Total
Exceeded by	Options Granted	Options Granted

5%	1,000	3,000
10%	2,000	4,000
15%	3,000	5,000

Administration:

• Plan will be administered by the VP/Shareholder Relations under the direction of the Compensation Committee.

• Eligible participants who join the organization prior to July first may be eligible to participate in the program with the approval of the Compensation Committee (on a pro-rata basis).

• An eligible participant must be an Officer or Board Member of the company at the time the options are awarded in order to receive a grant.

• Options granted shall be subject to the conditions as outlined in the particular Stock Option Agreement.

• Options will be generally granted by the end of February following the plan year end subject to the annual business plan being successfully achieved.

• For the purpose of the Plan the fair market value of the Common Stock shall be the average of the closing price of the Common Stock on the twenty business days prior to and including the date of grant of the option, as reported by Nasdaq, or, if the Common Stock is not quoted on NASDAQ, the fair market value as determined by the Committee.

• Unless otherwise voted, the annual business plan target will be the latest budget as approved by the Board of Directors.

• The options are forfeited in accordance with the terms as outlined in the particular Stock Option Agreement.

• In the unlikely event that the number of shares needed to meet the annual grant are not available options will be granted on a pro-rata basis.

Vesting and Exercise of Options:

• The options will vest upon grant and be exercisable at the grant price.

• The maximum amount of incentive options which can become first exercisable in any one year will be limited to $100,000 based on the grant price.

• All options become exercisable in full upon a change of control of the company even if the stock price target is not met.

• All options with delayed vesting would fully vest at the end of year nine, even if none of the targets are met.  This provision is required to avoid unnecessary financial statement charges for compensation.